Exhibit 10.7

IPEC HOLDINGS INC.

SUMMARY OF COMPENSATION FOR
MEMBERS OF BOARD OF DIRECTORS

It is the policy of IPEC Holdings Inc. (the “Company”) to compensate members of the Company’s Board of Directors as follows:

• Each non-employee director will receive an annual retainer of $2,000, members of the Company’s Audit Committee will receive an additional annual retainer of $750, and members of the Compensation and Management Development Committee (the “Compensation Committee”) (or any other subsequently formed standing committee) will receive an additional annual retainer of $500.

• Pursuant to the terms of the Company’s 2002 Stock Option Plan, each new non-employee director will receive an initial stock option grant for 1,000 shares on the date of his or her appointment or election, and each continuing non-employee director will receive an annual stock option grant for 1,000 shares on the date of the Company’s Annual Meeting of Shareholders. Such options will have an exercise price equal to the closing price of the Company’s common stock on the date of grant.